Exhibit 99.1


     FOR IMMEDIATE RELEASE
     ---------------------


InfraCor Signs Letter of Intent to Acquire North Carolina Company

RICHMOND, VIRGINIA (BUSINESS WIRE)---November 6, 2001, INFRACOR, INC. (OTC Bulletin Board --- "INFC") announced today that it has signed a non-binding letter of intent to acquire a privately held North Carolina water and sewer construction company in exchange for a combination of cash and shares of Infracor's common stock. The transaction is contingent upon Infracor obtaining appropriate financing for the acquisition and completing a satisfactory due diligence review, and negotiating and executing a definitive acquisition agreement.

Jim Quarles, CEO of InfraCor, Inc. stated, "The geographic proximity of this acquisition candidate to our operations in Virginia should allow us to leverage our trenchless technology expertise while creating financial and operational synergies."

InfraCor Inc. is a leading construction company specializing in design, build and rehabilitation of subsurface infrastructure corridors, utilizing trenchless technologies and conventional methods on behalf of municipalities, utilities and industries requiring pipelines for water, sewer, gas, and cable. The corporate website is http://www.infracor.net

This press release contains statements that constitute "forward-looking statements." The stockholders of Infracor are cautioned not to put undue reliance on such forward-looking statements. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those projected in this release resulting from the following reasons (among others): as to the contemplated transaction referenced in the release, obtaining financing for the transaction, completing a due diligence review, and executing transaction documents; and as to Infracor include, but are not limited to: volatility and uncertainties in state, local, and federal funding of infrastructure projects, economic variances, and disparities between forecast and realized sales. Additional factors are discussed in the company's filings with the Securities and Exchange Commission.

CONTACT:

Rick Lutz                           Warren Beam
(404) 261-1196                      (804) 272-6600